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                                                                       EXHIBIT 2

                                 PROMISSORY NOTE

$500,000.00                                                     DECEMBER 3, 1999

         FOR VALUE RECEIVED AND INTENDING TO BE LEGALLY BOUND HEREBY, Dennis Bakal ("BORROWER"), promises to pay to the order of Logistics Management, LLC, a Kentucky limited liability company ("LENDER"), the principal sum of Five Hundred Thousand ($500,000.00) Dollars, together with interest as set forth below, until the date on which the principal amount is paid in full, payable in lawful money of the United States of America in accordance with the terms of this Promissory Note (this "NOTE").

         1. USE OF PROCEEDS. Borrower shall use the proceeds of the loan evidenced hereby solely for the purposes of making a capital contribution to Professional Transportation Group Ltd., Inc. ("PTG") in the amount of Five Hundred Thousand ($500,000.00) Dollars.

         2.       INTEREST.

                  1. During the period beginning on the date hereof and ending on the Maturity Date (as hereinafter defined), in the absence of an Event of Default (as defined below), interest shall accrue daily on the outstanding principal amount hereunder at nine and five-eighths (9-5/8%) percent per annum.

                  2. Upon and after the occurrence of an Event of Default, the unpaid principal balance hereunder shall accrue interest at eighteen (18%) percent per annum;

                  3. Interest shall be calculated hereunder for the actual number of days that the principal is outstanding, based on a three hundred sixty (360) day year. Interest shall continue to accrue on the principal balance hereof at the then-applicable rate of interest specified in this Note, notwithstanding any demand for payment, acceleration and/or the entry of any judgment against Borrower, until all principal owing hereunder is paid in full.

                  4. If at any time, the rate of interest applicable hereunder shall be finally determined by any court of competent jurisdiction, governmental agency or tribunal to exceed the maximum rate of interest permitted by any applicable law, then for such time as such rate would be deemed excessive, application thereof shall be suspended and there shall be charged in lieu thereof the maximum rate of interest permissible under such law.


         3. PAYMENT; PREPAYMENTS. All principal, accrued and unpaid interest and other charges due and owing in connection with this Note shall be due and payable on the ninetieth (90th) day after the date upon which Lender makes a written demand (a "Demand") to Borrower demanding payment hereon (the "MATURITY DATE"). Lender and Borrower hereby agree that this Note shall be canceled and of no further effect if pursuant to that certain Promissory Note of Lender to Borrower in the principal amount of $3,000,000 (the "LM Note") the obligations of Lender under the LM Note



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                  are satisfied by the payment of cash and not by delivery of shares of Common Stock of PTG. This Note may be prepaid in whole or in party at any time and from time to time without payment of a penalty or premium provided that each such prepayment is accompanied by a payment of interest on the amount of such prepayment calculated at the applicable interest rate to the date of such prepayment.

         4. SECURITY. The obligations under this Note are secured by certain collateral as provided for in that certain Security Pledge Agreement dated as of the date hereof.

         5. EVENTS OF DEFAULT. Each of the following shall constitute an "Event of Default" hereunder:

                  a. Borrower fails to make, in full, any payment of interest or principal when due;

                  b. The breach by Borrower of any covenant contained herein or the discovery by Lender of any false or misleading representation made by Borrower in any information submitted to Lender by Borrower;

                  c. Borrower or PTG makes an assignment for the benefit of its creditors, becomes insolvent, or files or has filed against it any petition, action, case or proceeding, voluntary or involuntary, under any state or federal law regarding Bankruptcy, insolvency, reorganization, receivership or dissolution, including the United States Bankruptcy Code;

                  d.       The dissolution of PTG;

                  e. A writ or warrant of attachment, garnishment, execution, distraint or similar process shall have been issued against Borrower or PTG or any of Borrower's or PTG's properties which shall have remained undischarged and unstayed for a period of thirty (30) consecutive days; or

                  f. A material adverse change in the business, operations or condition, financial or otherwise, of PTG shall have occurred.

         6. LENDER'S RIGHTS UPON DEFAULT. Upon the occurrence of any Event of Default and without the necessity of giving any prior written notice to Borrower, Lender may (a) accelerate the maturity of this Note and all amounts payable hereunder and demand immediate payment thereof and (b) exercise all of Lender's rights and remedies under this Note or any other document, instrument or agreement executed in connection therewith or available at law.

         7. APPLICATION OF FUNDS. All sums realized by Lender on account of this Note, from whatever source received, shall be applied first to any fees, costs and expenses (including attorney's fees) incurred by Lender, second to accrued and unpaid interest, and then to principal.




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         8.       ATTORNEY'S FEES AND COSTS. In the event that Lender engages an attorney to represent it in connection with (a) any alleged default by Borrower under this Note, (b) any potential and/or actual bankruptcy or other insolvency proceedings commenced by or against Borrower and/or (c) any potential and/or actual litigation arising out of or related to any of the foregoing, then Borrower shall be liable to and shall reimburse Lender on demand for all attorneys' fees, costs and expenses incurred by Lender in connection with any of the foregoing.

         9. Waiver of Right to Jury Trial. Borrower hereby knowingly, voluntarily, and intentionally waives any rights it may have to a trial by jury in respect of any litigation based hereon or arising out of, under or in connection with this Note or any course of conduct, course of dealing, statements (whether verbal or written) or actions of Lender.

         10. GOVERNING LAW. This Note shall be governed by the internal laws of the State of New York without regard to conflicts of laws principles.

         11.      MISCELLANEOUS.

                  1. Borrower hereby waives protest, notice of protest, presentment, dishonor, notice of dishonor and demand. To the extent permitted by law, Borrower hereby waives and releases all errors, defects and imperfections in any proceedings instituted by Lender under the terms of this Note.

                  2. The rights and privileges of Lender under this Note shall inure to the benefit of its successors and assigns. All representations, warranties and agreements of Borrower made in connection with this Note shall bind Borrower's successors and assigns.

                  3. If any provision of this Note shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Note shall be construed as if such invalid or unenforceable provision had never been contained herein.

                  4. The waiver of any Event of Default or the failure of Lender to exercise any right or remedy to which it may be entitled shall not be deemed to be a waiver of any subsequent Event of Default or of Lender's or Lender's right to exercise that or any other right or remedy to which Lender is entitled.

                  5. The rights and remedies of Lender under this Note shall be in addition to any other rights and remedies available to Lender at law or in equity, all of which may be exercised singly or concurrently.

                  6. Lender shall have the right, without the prior consent of Borrower, to assign to an Affiliate of Lender all of Lender's rights and obligations hereunder.




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         IN WITNESS WHEREOF, Borrower has duly executed this Promissory Note the day and year first above written and has hereunto set hand and seal.


                                               /s/ Dennis Bakal
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                                             Dennis Bakal